Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-230755, 333-228289, 333-219341, and 333-252620 on Form S-3 and Nos. 333-234285 and 333-234190 on Form S-8 of our reports dated March 18, 2021, relating to the financial statements and financial statement schedule of NewAge, Inc. (formerly New Age Beverages Corporation) and subsidiaries and the effectiveness of NewAge, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
March 18, 2021